UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

INTRA-ASIA ENTERTAINMENT CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	87-0616524
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

1111 Corporate Center Road, Suite 203B, Monterey Park, CA	91754
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not applicable	Not applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: 333-75297

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value $0.001 per share
(Title of Class)

Item 1. Description of Registrant's Securities to be Registered.

Our Amended and Restated Articles of Incorporation authorize us to issue up to 150,000,000 shares of common stock, par value $0.001 per share. Our Bylaws authorize our Board of Directors to vote to declare dividends from surplus profits whenever they believe it to be expedient. Our common stock is not subject to redemption rights and carries no subscription or conversion rights and there are no sinking-fund provisions for or applicable to our common stock. Holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders. A majority of the outstanding shares of common stock is necessary for the transaction of any business at any meeting of our stockholders. Holders of our common stock do not have any cumulative voting rights. Holders of our common stock have no preemptive rights to acquire additional shares of common stock or other securities. In the event of liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

We are also authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share. The preferred stock may be issued in series, with such values, rights and preferences as our Board of Directors shall determine. We have not designated the value, rights or preferences of the preferred stock, and no such shares are issued or outstanding.

Item 2. Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation (incorporated herein by reference to Exhibit No. 3.1 to our Form 10-KSB filed on March 31, 2005)
3.3	Bylaws (incorporated herein by reference to Exhibit No. 3.2 to our Form SB-2 filed on March 30, 1999)

SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INTRA-ASIA ENTERTAINMENT CORPORATION

Date: February 7, 2006	By: /s/ Xiaofang Ji
Xiaofang Ji, Chief Executive Officer